Exhibit 3.4
CONFIDENTIAL SEVERANCE AGREEMENT

    This Confidential Severance Agreement (“Agreement”), dated as of DATE, is entered into between ViewRay, Inc., a Delaware Corporation., together with its existing and future subsidiaries and controlled affiliates (“ViewRay”), and NAME (“Employee”) (collectively, the “Parties”). Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meaning set forth in Annex A attached hereto.

The Parties agree as follows:

1.Severance Payments and other Benefits to Employee. Pursuant to the terms of this Agreement, Employee is being provided with certain severance and other benefits to which the employee would not otherwise be entitled. In consideration of the promises by Employee stated in this Agreement, which include but are not limited to the Employee agreeing to enter into certain restrictive covenants, a general release of claims after Employee’s effective termination date in the form attached hereto as Exhibit A (hereafter, the “Release”), and promise of confidentiality, ViewRay shall provide to Employee the following payments and benefits (collectively the “Severance Package”):
2.a.    Change in Control Severance Payment. In the event your employment is terminated due to a Qualifying Termination within the Covered Period related to a Change in Control (“Change in Control Event”), ViewRay agrees to make a lump sum severance payment to Employee in an amount equal to the sum of: (a) 100% of Employee’s base salary; (b) Employee’s then-current target annual bonus; and (c) the pro-rata portion of Employee’s target annual bonus for the current fiscal year of the Separation Date, based on the date of separation during such fiscal year (the “Change in Control Severance Payment”). The Change in Control Severance Payment shall be paid in lump sum on ViewRay’s first payroll period beginning after the Effective Date.
b.    Non-Change in Control Severance Payment. In the event your employment is terminated and such termination is by ViewRay Without Cause or by Employee with Good Reason and such termination is not due to a Qualifying Termination within the Covered Period related to a Change in Control (a “Non-Change in Control Event”), ViewRay agrees to make a severance payment to Employee in an amount equal to: (a) 100% of Employee’s annual base salary (the “Base Salary Severance Payment”); and (b) the pro-rata portion of Employee’s Annual Incentive Plan (“AIP”) bonus for the current fiscal year of the Separation Date, based on the date of separation during such fiscal year (the “AIP Severance Payment”). The Base Salary Severance Payment shall be paid in lump sum on ViewRay’s first payroll period beginning after the Effective Date. The AIP Severance Payment shall be made in accordance with the payment schedule for that period’s AIP.
c.        COBRA Payment. To the extent the Employee timely and properly elects health insurance continuation coverage under ViewRay’s group health insurance plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), ViewRay shall pay for the cost of the monthly COBRA premium for continuing health insurance coverage as elected by Employee (the “COBRA Payment”) until the earliest of: (i) if a Change in Control Event, 18 months, and if a Non-Change in Control Event, 12 months from the Separation Date; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage under ViewRay’s group health insurance plan; and (iii) the date on which Employee secures other employment. If ViewRay’s making the COBRA Payment under this paragraph 2.c would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this paragraph 2.c in a manner as is necessary to comply with the ACA.
d.    Outplacement. In ViewRay’s sole discretion based on the circumstances of Employee’s termination, Employee may be eligible for up to maximum of $10,000 in outplacement related services. In the event any amount of outplacement services are authorized, ViewRay will select the applicable outplacement service provider in its sole discretion.

Exhibit 3.4
e.    Accelerated Vesting of Equity Awards. In the event that (i) a Change of Control occurs during your employment hereunder and (ii) your employment with ViewRay is terminated by ViewRay (or its successor) without Cause or you resign for Good Reason at any time during the twelve-month period following such Change of Control, then (x) without further action by ViewRay (or its successor) or ViewRay’s board (or its successor’s board), all unvested units or shares issued under ViewRay’s Equity Incentive Program shall accelerate and become vested and exercisable as of the date of such termination.
EMPLOYEE HEREBY ACKNOWLEDGES AND AGREES THAT HIS OR HER ENTITLEMENT TO THE PAYMENTS AND BENEFITS SET FORTH IN THIS PARAGRAPH 2 ARE FULLY CONTINGENT UPON EMPLOYEE’S EXECUTION AND SUBSEQUENT NON-REVOCATION OF THE RELEASE (THE “GENERAL RELEASE OF CLAIMS”), A FORM OF WHICH IS ATTACHED AS EXHIBIT A HERETO, AFTER EMPLOYEE’S EFFECTIVE TERMINATION DATE.
Except as expressly provided in this Agreement, or an accrued benefit to which Employee is already entitled, Employee will not receive any additional compensation, bonus, severance, commissions, or other benefits after the Separation Date. Notwithstanding the foregoing, ViewRay will not oppose any application for unemployment insurance, although ViewRay will respond truthfully to any inquiries relating to such application. Further, nothing in this Agreement shall impact Employee’s rights to any vested retirement benefits. Employee acknowledges that payment of any amounts to, or on behalf of, Employee under this Agreement does not, in any way, extend the period of employment or continuous service beyond the last day of employment or confer any other rights or benefits other than what may be set forth expressly herein.
3.Taxes and Indemnification. Employee agrees to pay any and all taxes (other than payroll taxes) found to be owed from the Severance Package or other payments made pursuant to this Agreement and to indemnify and hold ViewRay harmless for any federal, state and local tax liability, including taxes, interest, penalties or the like, and required withholdings, which may be or is asserted against or imposed upon the Released Parties by any taxing authority based upon any amounts paid to Employee as a result of Employee's non-payment of taxes of such amounts for which Employee is legally responsible. Employee understands and agrees that any necessary tax documentation may be filed by ViewRay with regard to any payments made pursuant to this Agreement. Employee and ViewRay acknowledge that nothing herein shall constitute tax advice to the other Party.
4.Confidentiality.
a.    Protection of Confidential and Proprietary Information. The Employee agrees not to disclose, sell or transfer to any person, firm, corporation, association or other entity, at any time in the future, any confidential and/or proprietary information concerning ViewRay or its affiliates, including, but not limited to any and all information regarding: (i) business plans and strategies; (ii) business contacts; (iii) research and development; (iv) computer programs, software, applications, directories, databases, passwords and access codes; (v) confidential personnel matters unrelated to wages, hours, or other terms and conditions of employment; (vi) operation methods and information, and accounting, financial and planning techniques; (vii) operating, administrative and training materials; (viii) marketing and sales strategies, materials and information; and (ix) any other trade secret or non-public financial, licensing, or marketing information relating to ViewRay or its affiliates (collectively, “confidential and/or proprietary information”). The Employee also agrees not to use, at any time in the future, any confidential and/or proprietary information of ViewRay or its affiliates for her own purposes and/or benefit, whether for personal or business reasons. Further, whether or not the Employee signs this Agreement, and notwithstanding the Employee’s separation from employment, the Employee agrees to abide by all of ViewRay’s policies, rules and procedures that relate to the protection of confidential and/or proprietary information. The Employee agrees that ViewRay’s confidential and/or proprietary information is: (a) is valuable, special and a unique asset of ViewRay; (b) provides ViewRay with a substantial competitive advantage; and (c) is a legitimate business interest justifying the need for the restrictions in this paragraph.

Exhibit 3.4
b.     Federal Defend Trade Secrets Act Notice. The Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Should the Employee file a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, if the Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
c. Return of Confidential and/or Proprietary Information. On or immediately following the Separation Date, the Employee shall return to ViewRay all documents reflecting confidential and/or proprietary information belonging to ViewRay which are in the Employee’s possession or under the Employee’s control and shall not retain any copies or other reproductions, or extracts thereof, whether paper or electronic, thereafter.
d. Confidentiality of Agreement. The Employee agrees not to disclose at any time in the future any of the terms of this Agreement, except that the Employee may disclose the terms of this Agreement: (i) as may be required by law; (ii) to any taxing authority, such as the IRS; (iii) to a court of competent jurisdiction for purposes of enforcement of, or for demonstrating a breach of this Agreement; and, (iv) to the Employee’s spouse, attorney and/or tax and financial advisors, provided that the individual first agrees to keep this information confidential. The Employee acknowledges and agrees that any other disclosure regarding the terms of this Agreement would constitute a material breach of the Agreement.
e. Response to Subpoenas. If the Employee is compelled by legal subpoena or court order to provide information covered by this paragraph 4, prior to such disclosure, the Employee will immediately provide a copy of such judicial order or subpoena, by delivery to ViewRay. The Employee agrees to provide ViewRay with a reasonable opportunity to intervene to assert what rights it may have to non-disclosure, prior to any response to the order or subpoena. However, nothing in this paragraph is intended to, nor should be construed to limit the Employee’s rights as outlined in paragraph 7 below.
5.Non-Disparagement. The Employee agrees and warrants that at no time in the future will the Employee make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any actions which in any way disparage or defame ViewRay or any of the Released Parties (as defined in the Release), or in any way, directly or indirectly, cause or encourage the making of such statements, or the taking of such actions by anyone else, including but not limited to other current or former employees of ViewRay (except as outlined in paragraph 7 below).

6.Incitement of Claims. The Employee also agrees that the Employee will not encourage or incite any person including, but not limited to, other current or former employees of ViewRay, to assert any complaint or claim in federal or state court against ViewRay or any of the Released Parties (except as outlined in paragraph 7 below).
7.Non-Interference. Notwithstanding paragraphs 4, 5, and 6 above, nothing in this Agreement shall be construed to prohibit the Employee from: (i) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local government agency charged with enforcement of any law; (ii)  reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or (iii) making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Notwithstanding the foregoing, by signing this Agreement and subsequently signing the Release, a form of which is attached as Exhibit A, the Employee acknowledges and agrees that the Employee waives not only the Employee’s right to recover money or any other relief in any action the Employee might commence against ViewRay or any of the Released Parties with respect to the claims released in

Exhibit 3.4
paragraph 2 of the Release, but also the Employee’s right to recovery in any such action brought against ViewRay or any of the Released Parties by any government agency or other party, whether brought on the Employee’s behalf or otherwise.
8.Breach. The Employee acknowledges that if the Employee materially breaches or threatens to materially breach any provision of this Agreement or the Release and/or commences a suit or action in contravention of this Agreement (except as outlined in paragraph 7 above) or the Release, ViewRay’s obligations to pay the Severance Package shall immediately cease and ViewRay shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to the Employee under this Agreement. Further, nothing in this Agreement shall prevent ViewRay from pursuing an injunction to enforce the provisions of paragraphs 4, 5, and 6 above. However, nothing in this paragraph regarding the return of monies is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

9.Non-Admission. The Parties understand that the Severance Package and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any entity or any person.

10.Severability. If any provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

11.Complete Agreement. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the Parties. The Parties agree that this Agreement sets forth all of the promises and agreements between them concerning the subject matter and that this Agreement supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, regarding the subject matter.

12.Sufficiency of Consideration. Employee agrees that Severance Package is made in exchange for, and constitutes good and valuable consideration for Employee's execution of this Agreement.
13.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, ViewRay makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall ViewRay be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
14.Excess Parachute Payments. In the event that: (i) any amount or benefit paid or distributed to you pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to you (collectively, the “Covered Payments”), are or become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed (the “Excise Tax”), and (ii) it would be economically advantageous to you to reduce such Covered Payments to avoid imposition of the Excise Tax, the Covered Payments shall be reduced to an amount which maximizes the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code or any successor provision of the Code) of the Covered Payments without causing the Covered Payments to be subject to the Excise Tax. The reduction described herein shall only be made if the net after-tax amount to be

Exhibit 3.4
received by you after giving effect to the reduction will be greater than the net after-tax amount that would be received by you without the reduction. You shall in your sole discretion determine which and how much of the Covered Payments shall be eliminated or reduced consistent with the requirements of this paragraph.
15.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, affiliates, and predecessors.
16.Enforcement. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its choice of law principles. If either party breaches this Agreement or any dispute arises out of or relating to this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels. THE PARTIES SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION. However, nothing in this paragraph is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

17.Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement.
18.Integration. Employee hereby acknowledges that this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings among Employee, ViewRay and any other Released Party, whether written or oral, express or implied, with respect to the employment, termination and benefits of Employee.
19.Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Agreement and that this Agreement shall not be construed against the drafter.

20.Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
21.Electronic Transmissions and Counterparts. This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed shall constitute one Agreement, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.
Employee acknowledges that he/she has read and understands the contents of this Agreement, that he/she has received a copy of it and agrees to be bound by it.

EMPLOYEE:

________________________________
Date: ___________________________

VIEWRAY, INC.

By: Robert Fuchs
Its: Chief Human Resources Officer

Date:

Exhibit 3.4
Annex A
“Cause” means:

(a)    Employee’s willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b)    Employee’s willful failure to comply with any valid and legal directive of the person or entity to whom you report;

(c)    Employee’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to ViewRay or its affiliates;

(d)    Employee’s embezzlement, misappropriation or fraud, related to Employee’s employment with ViewRay;

(e)    Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Employee’s ability to perform services for ViewRay or results in material reputational or financial harm to ViewRay or its affiliates; or

(f)    Employee’s violation of a material policy of ViewRay.

For purposes of this definition, no act or failure to act on Employee’s part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of ViewRay.

“Change in Control” shall mean: (i) a sale of all or substantially all of the assets of ViewRay and its subsidiaries taken as a whole or (ii) a merger, consolidation or other similar business combination involving ViewRay, if, upon completion of such transaction the beneficial owners of voting equity securities of ViewRay immediately prior to the transaction beneficially own less than fifty percent of the successor entity’s voting equity securities; provided, that “Change of Control” shall not include a transaction where the consideration received or retained by the holders of the then outstanding capital stock of ViewRay does not consist primarily of (i) cash or cash equivalent consideration, (ii) securities which are registered under the Securities Act of 1933, as amended (the “Securities Act”), or any successor statute and/or (iii) securities for which ViewRay or any other issuer thereof has agreed, including pursuant to a demand, to file a registration statement within ninety days of completion of the transaction for resale to the public pursuant to the Securities Act.

“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the eighteen (18) month anniversary of the occurrence of the Change in Control. The Covered Period shall also include the ninety (90) day period before the occurrence of the Change in Control.

“Good Reason” means:

(a)    a reduction in Employee’s base salary;

(b)    a reduction in Employee’s target annual bonus opportunity;

(c)    a relocation of Employee’s principal place of employment by more than fifty (50) miles;

(d)    ViewRay’s failure to obtain an agreement from any successor to assume and agree to perform the obligations in the same manner and to the same extent that ViewRay would be required to perform, except where such assumption occurs by operation of law; or

Exhibit 3.4
(e)    a material, adverse change in Employee’s title, reporting relationship, authority, duties or responsibilities (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law).

“Qualifying Termination” means the termination of Employee’s employment during the Covered Period either:

(a)    by ViewRay without Cause; or

(b)    by Employee for Good Reason.

A Qualifying Termination that occurs during the ninety (90) day period before the first occurrence of a Change in Control will be deemed to occur upon the occurrence of the Change in Control for purposes of this Agreement.

Exhibit 3.4
Exhibit A

GENERAL RELEASE OF CLAIMS

    This General Release of Claims (“Release”), dated as of _________ __, 20__, is entered into between ViewRay, Inc., a Delaware Corporation., together with its existing and future subsidiaries and controlled affiliates (“ViewRay”), and ________________ (“Employee”) (collectively, the “Parties”). Unless otherwise defined herein, any capitalized terms used in this Release shall have the meaning set forth in the Confidential Severance Agreement.

The Parties agree as follows:

1.    Separation of Employment. Employee hereby acknowledges that Employee’s employment with ViewRay is terminated effective _______ ___, 20__ (the “Separation Date”). Regardless of whether Employee enters into this Release, ViewRay will pay Employee all accrued wages, earned and current-year accrued but unused paid time off, through and including the Separation Date, less applicable holdings, in accordance with ViewRay’s regular payroll practices or earlier when required by applicable state law.
2.    Release. In exchange for the Severance Package (as defined in the Confidential Severance Agreement), Employee and Employee’s representatives, heirs, successors and assigns do hereby completely release and forever discharge ViewRay and any present or past affiliates of ViewRay, and its and their present and former shareholders, officers, directors, members, agents, employees, attorneys, insurers, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Employee may now have or has ever had. This release of claims includes, but is not limited to, all claims arising out of Employee’s employment at ViewRay and the termination of that employment, or the failure/refusal of any Released Party hiring Employee, whether based on tort, contract (expressed or implied), or any federal, state, or local law, statute, or regulation (collectively, Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988); the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (the “ADEA”) (this release is meant to comply with the Older Workers Benefit Protection Act ("OWBPA"), 29 U.S.C. § 621 et seq., which statute was enacted to, among other things, ensure that individuals forty (40) years of age or older who waive their rights under the ADEA do so knowingly and voluntarily); the Equal Pay Act; the Occupational Safety and Health Act; the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act of 2008; the Uniform Services Employment and Reemployment Rights Act; the Davis-Bacon Act; the Walsh-Healey Act; the Employee Retirement Income Security Act (other than claims with regard to vested benefits); the Contract Work Hours and Safety Standards Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; 42 U.S.C. section 1981; and any state or local statute, rule or regulation governing the employment relationship. This release further includes, any claims asserting breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud or other tort claims, defamation, invasion of privacy, claims related to disability, any and all claims for wages, commissions, compensation, reimbursement, disbursements, bonuses, benefits, vacation, penalties and any other claims arising under or related to laws or regulations relating to employment. Employee likewise releases the Released Parties for any and all obligations for attorneys' fees, paralegals’ fees, and costs incurred in regard to the above claims, or otherwise. Employee further agrees that if any such claim is prosecuted in Employee’s name before any court or administrative agency, Employee waives and agrees not to take any award of money or other damages from such suit. Notwithstanding the foregoing, Released Claims shall not include any workers’ compensation benefits or other claims which cannot be waived as a matter of law. This releases all waivable claims, including those of which Employee is not aware and those not

Exhibit 3.4
specifically mentioned in this Release. This Release applies to all claims resulting from anything that has happened up through the date Employee signs this Release. Employee understands that this Release does not waive rights or claims that may arise after the date that this Release is executed.
3.    Waiver of Age Discrimination Claims. Employee understands and agrees that, by entering into this Release, (i) Employee is waiving any rights or claims Employee might have under the ADEA; (ii) Employee has received consideration beyond that to which Employee was previously entitled; (iii) Employee has been and hereby is advised in writing to consult with an attorney before signing this Release; (iv) Employee has not relied on any statement or promises by anyone other than those contained in the written terms of this Release, and that Employee has entered into this Release knowingly without reliance upon any other representation, promise, or inducement that is not set forth herein; (v) Employee has been offered the opportunity to evaluate the terms of this Release for not less than twenty-one (21) days prior to Employee’s execution of the Release, although Employee may choose to execute this Release sooner; and (vi) Employee has a period of seven (7) days following Employee’s execution of this Release in which Employee may revoke this Release (the “Revocation Period”). The Parties agree that any material or non-material changes made to this Release after Employee receives this Release do not restart the running of the 21-day period in which Employee may review this Release prior to signing this Release. Employee may revoke this Release by notifying ViewRay in writing of Employee’s decision to revoke to _______________ via email at ____________ prior to the expiration of the Revocation Period, with the original of the revocation sent via U.S. Mail to ______________________________. This Release shall become enforceable on the eighth day after the employee signs and delivers this Release to ViewRay, provided Employee does not revoke or otherwise breach Employee’s obligations hereunder prior to such time (the “Effective Date”).
4.    Employee Representations. Employee represents and warrants that Employee (i) has been paid all compensation owed (including, but not limited to, overtime and bonus compensation) and for all hours worked; (ii) has received all the leave and leave benefits and protections for which Employee was eligible, pursuant to the Family and Medical Leave Act or otherwise, and (iii) has not suffered any on-the-job injury for which Employee has not already filed a claim.
5.    General Releases Extend to Both Known and Unknown, Suspected and Unsuspected Claims (Applicable to California Employees Only). Employee acknowledges that he or she has read and fully understands the provisions of Section 1542 of the California Civil Code, which provides:
    A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee intends the releases set forth in this Release to include all claims encompassed by paragraph 2, whether known and/or unknown, to waive and relinquish every right or benefit he or she has, had, or may have under California Civil Code section 1542, and intend his or her release to extend to, and include without limitation all claims which are presently unknown, unanticipated and/or unsuspected.

Employee further acknowledges and agrees that California Labor Code section 206.5 is not applicable to the resolution of this matter. That section provides in pertinent part as follows:

    No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wage has been made.

Exhibit 3.4
    In connection with the foregoing, Employee acknowledges, agrees, represents and warrants that, at all times relevant to Employee's employment with ViewRay, Employee has been fully and properly paid for all time worked, or there is otherwise a genuine, reasonable, and good faith dispute between the parties with respect to same, and that, by this Release, Employee is releasing any claim to entitlement for any recovery of any nature whatsoever arising out of any such claim.

6.    Non-Interference. Nothing in this Release shall be construed to prohibit the Employee from: (i) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state or local government agency charged with enforcement of any law; (ii)  reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or (iii) making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Notwithstanding the foregoing, by signing this Release, the Employee acknowledges and agrees that the Employee waives not only the Employee’s right to recover money or any other relief in any action the Employee might commence against ViewRay or any of the Released Parties with respect to the claims released in paragraph 2 above, but also the Employee’s right to recovery in any such action brought against ViewRay or any of the Released Parties by any government agency or other party, whether brought on the Employee’s behalf or otherwise.
7.    No Claims Filed. Employee affirms that Employee has not filed, has not caused to be filed, and is not presently party to, any claims, causes of action, lawsuits or arbitrations against any of the Released Parties in any forum. Employee’s representation to same constitutes a material inducement for ViewRay entering into this Release. In the event that Employee has filed such a claim or cause of action, it will be considered a material breach of the terms of this Release.
8.    Acknowledgment. The Employee acknowledges that the Employee has been advised in writing to consult with an attorney before signing this Release and that the Employee has been afforded the opportunity to consider the terms of this Release and incorporated waiver of claims for a period of twenty-one (21) days prior to its execution. The Employee acknowledges that no representation, promise or inducement has been made other than as set forth in this Release, and that the Employee enters into this Release without reliance upon any representation, promise or inducement not set forth herein. The Employee acknowledges and represents that the Employee assumes the risk for any mistake of fact now known or unknown, and that the Employee understands and acknowledges the significance and consequences of this Release. The Employee further acknowledges that the Employee has read this Release in its entirety; that the Employee fully understands all of the terms of the Release and their significance; and that the Employee has signed the Release voluntarily and of the Employee’s own free will. The Employee further affirms that, upon receipt of her final paycheck on _____________, the Employee will have been paid and/or have received all leave (paid or unpaid), base salary, bonuses, and all other compensation and benefits to which the Employee may have been entitled from ViewRay through the Separation Date. The Employee further and specifically affirms that the Employee has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and has not suffered any workplace injuries.

9.    Fiduciary Obligations/Cooperation: This Release in no way relieves the Employee of any fiduciary obligations the Employee may owe to ViewRay. The Employee agrees to cooperate with ViewRay in any investigations, defenses to claims, prosecution of claims, depositions, court appearances and all other inquiries of the Employee which relate to services that the Employee performed for ViewRay.

10.    Breach. The Employee acknowledges that if the Employee materially breaches or threatens to materially breach any provision of this Release and/or commences a suit or action in contravention of this Release (except as outlined in paragraph 6 above), ViewRay’s obligations to pay the Severance Package pursuant to the Confidential Severance Agreement shall immediately cease and ViewRay shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to the Employee under the Confidential Severance

Exhibit 3.4
Agreement. Nothing in this paragraph regarding the return of monies is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

11.    Non-Admission. The Parties understand that the entering into this Release, the Severance Package provided under the Confidential Severance Agreement and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any entity or any person.

12.    Severability. If any provisions in this Release, other than the waiver and release provisions in paragraph 2, are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

13.    Transfer of Claims. Employee represents and warrants that Employee has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any claims released herein. Employee agrees to indemnify and hold the Released Parties harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorneys' fees, paralegals' fees and costs, at all levels), causes of action or judgments based on or arising out of any such assignment or transfer. Employee further warrants that there is nothing that would prohibit Employee from entering into this Release.
14.    Binding Effect. This Release shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, affiliates, and predecessors.
15.    Enforcement. This Release shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its choice of law principles. If either party breaches this Release or any dispute arises out of or relating to this Release, the prevailing party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels. THE PARTIES SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION. However, nothing in this paragraph is intended to, nor shall be construed to abrogate any contrary rights under the ADEA.

16.    Interpretation. This Release shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Release shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Release.
17.    Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Release and that this Release shall not be construed against the drafter.

18.    Headings. The headings contained in the Release are for reference purposes only and shall not in any way affect the meaning or interpretation of this Release.
19.    Electronic Transmissions and Counterparts. This Release may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed shall constitute one Release, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.
20.    Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Release, (ii) they have read and understand the Release and they are fully aware of its legal effect; and (iii) they are entering into this Release freely and voluntarily, and based on each Party's own judgment and not on any representations or promises made by the other Party, other than those contained in this Release.
21.    Acceptance. To accept this Release, Employee must sign and date below and return an original copy to ViewRay within 21 days at the following address_________________________

Exhibit 3.4
22.    Right of Revocation/Effective Date: The Employee has the right to revoke this Release within seven (7) days after the Employee’s execution of this Release by giving notice in writing of such revocation to ViewRay, Attention: ____________, Email: __________. As such, the Release shall not become effective until the Effective Date. In the event that the Employee revokes this Release prior to the Effective Date, this Release, and the promises contained therein, shall automatically be deemed null and void.

The Employee represents and warrants that the Employee has read this Release in its entirety, has been offered a period of twenty-one (21) days to review this Release and incorporated release prior to its execution, and has been advised in writing herein to consult with counsel. The Employee further represents and warrants that the Employee is of sound mind and fully understands and voluntarily assents to all of the terms of the Release.

EMPLOYEE:

________________________________
Date: ___________________________

VIEWRAY, INC.

By: ____________________________
Its: ____________________________

Date: __________________________